EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd
Vice President, Chief Financial
Officer and Chief Accounting Officer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES SECOND-QUARTER RESULTS

RECORD EARNINGS UP 41% PER SHARE
RALEIGH, North Carolina (August 1, 2005) – Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the second quarter and six months ended June 30, 2005, reporting record net sales, net earnings and earnings per share. Notable items for the quarter were:
•	Earnings per diluted share of $1.30, up 41%
•	Net sales of $479.1 million, up 18%
•	Heritage aggregates pricing and volume, both up 8%
•	Aggregates operating margin of 21.5%, up 250 basis points
•	Closure of an aggregates plant and write down of composites inventory reduced earnings $0.05 per share
•	Tax reform in Ohio increased earnings $0.02 per share
•	SG&A 6.7% of net sales, versus 8.0% in prior year quarter
•	Increasing expected 2005 earnings range to $3.35 to $3.55 from $2.90 to $3.25 per diluted share
•	Repurchased 599,200 shares of common stock
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We had an outstanding second quarter that produced record results. In our Aggregates business, we experienced an increase in demand and strong pricing, which, coupled with cost control, led to a 250-basis-point improvement in our aggregates segment’s operating margin. Shipments and pricing were particularly strong across the Southwest and the Southeast, as demand increased from all end-use construction sectors. The positive quarterly results were achieved in spite of increased pressures from rising diesel fuel prices, higher costs for repair and supply parts, higher wages and benefits, and the closure of an Ohio-based aggregates plant. Further, the quarter was favorably affected by the 2004 divestiture of nonstrategic asphalt operations and recent divestitures in the road paving business.
“Second-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, were mixed. Magnesia Specialties’ sales grew 10% as a result of increased chemicals sales to a variety of end users, coupled with strong pricing improvement in both lime and chemicals products. For the quarter, earnings from operations at Magnesia Specialties were $6.6 million compared with $4.9 million in the prior-year period.
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MLM Reports Second Quarter Results

August 1, 2005
“In our Structural Composites business, we made the decision to defer further activity in the waste trailer area in order to focus our resources on flat panel products, rail products and selected trailer products where we believe there is a greater opportunity in the short and intermediate term. In connection with this decision, we wrote down $2 million of inventory related to waste trailers. Structural Composites incurred a $4.7 million pretax loss on operations in the second quarter 2005, inclusive of this write down. However, our activity level remains high, particularly with military applications.
“Selling, general and administrative expenses declined 3%, or $0.9 million, to $31.9 million for the quarter. As a percentage of net sales for the quarter, selling, general and administrative expenses were 6.7% in 2005 compared with 8.0% in 2004. The decline in these expenses is directly related to reorganization changes made in 2004 that have reduced both headcount and other overhead expenses. This decline in expense was achieved in spite of increased performance-based incentive compensation costs during the quarter.
“The effective tax rate was favorable compared with the prior quarterly period as a result of recent tax reform in the state of Ohio. This nonrecurring benefit contributed $0.02 per diluted share to quarterly results.
“We ended the quarter with $91 million in cash and investments after repurchasing $78 million of our common stock and increasing capital expenditures by $31 million in the first half of the year.
2005 Outlook
“The outlook for the Aggregates business for the remainder of 2005 is positive. Based on our most current analysis, we expect aggregates shipments volume to increase 4% to 6% and aggregates pricing to increase 5.5% to 7%. The Magnesia Specialties business is expected to generate between $19 million and $22 million in pretax earnings. The Structural Composites business is expected to incur a pretax loss of between $10 million and $12 million in 2005, inclusive of the inventory write down recorded in the second quarter.
“Against this backdrop, we currently expect net earnings per diluted share for 2005 to range from $3.35 to $3.55. Third-quarter 2005 earnings per diluted share are expected to be in a range of $1.20 to $1.35. The significant factors that will affect our performance within the earnings range include the volatility of energy prices, control of rising costs of supply parts and wages and benefits, continued strength in residential spending and the weather. The third quarter typically has weather-related exposure due to the Atlantic hurricane season, which, based on hurricane activity in July 2005, is expected to be active. Further, second-half 2004 performance was strong, making the second-half 2005 comparison more difficult. The third-quarter estimated earnings range excludes the impact of any nonrecurring tax benefits.
“We expect to continue to generate significant cash throughout the remainder of the year. During the quarter, we increased the 2005 capital expenditure budget by $32 million in our heritage aggregates business. This capital will be deployed for the purchase of $6 million of key mineral reserve properties, while $26 million will go toward carefully selected plant capacity expansion and efficiency improvement projects that are expected to have a high rate of return on the investment. We will also continue to evaluate ways to utilize our excess cash in a disciplined manner in order to provide benefits to our shareholders.”
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MLM Reports Second Quarter Results

August 1, 2005
Consolidated Financial Highlights
Net sales for the quarter were $479.1 million, an 18% increase over the $407.2 million recorded in second quarter of 2004. Earnings from operations for the second quarter of 2005 were $98.2 million compared with $74.4 million in 2004. Net earnings of $61.5 million, or $1.30 per diluted share, represented a quarterly record and increased 37% versus 2004 second-quarter net earnings of $44.7 million, or $0.92 per diluted share. Net earnings were negatively affected by a $1.4 million closure charge on an aggregates plant and a $2.0 million inventory write down in Structural Composites, both pretax. This was partially offset by a $1.2 million nonrecurring tax benefit.
Net sales for the first six months of 2005 were $819.1 million compared with $705.0 million for the year-earlier period. Year-to-date earnings from operations increased 49% to $117.1 million in 2005 versus $78.8 million in 2004. The Company posted an after-tax loss on discontinued operations of $1.4 million compared with $2.9 million in 2004. For the six-month period ended June 30, net earnings were $68.5 million, or $1.44 per diluted share, in 2005 compared with net earnings of $38.2 million, or $0.78 per diluted share, in 2004.
Segment Financial Highlights
Net sales for the Aggregates segment for the second quarter were $448.4 million, an 18% increase over 2004 second-quarter sales of $378.6 million. Aggregates volume at heritage locations was up 7.8% while pricing increased 8.3%. Inclusive of acquisitions and divestitures, aggregates shipments increased 9.2% and aggregates pricing increased 8.2%. The division’s earnings from operations for the quarter were $96.3 million in 2005 versus $71.8 million in the year-earlier period. Year-to-date net sales were $757.9 million versus $650.0 million in 2004. Earnings from operations on a year-to-date basis were $112.9 million in 2005 compared with $75.0 million in 2004. For the six-month period ended June 30, 2005, heritage aggregates volume increased 7.6%, while pricing was up 7.2%. Inclusive of acquisitions and divestitures, aggregates shipments increased 8.3% while average selling price increased 7.3%.
Specialty Products’ second-quarter net sales of $30.7 million increased 7% over prior-year net sales of $28.6 million. Earnings from operations for the second quarter were $1.9 million compared with $2.6 million in the year-earlier period. For the first six months of 2005, net sales were $61.2 million and earnings from operations were $4.2 million compared with net sales of $55.0 million and earnings from operations of $3.8 million for the first six months of 2004.
Conference Call Information
The Company will host an online Web simulcast of its second-quarter 2005 earnings conference call later today (August 1, 2005). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5532 confirmation number 2438580.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.
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MLM Reports Second Quarter Results

August 1, 2005

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions, particularly Atlantic hurricane activity; fuel costs; wage inflation and increasing employee benefits’ impact on labor costs; continued increases in the cost of repair and supply parts; transportation availability and costs; continued strength in the steel industry markets served by the Corporation’s Magnesia Specialties business; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Second-Quarter Results

August 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$479.1	$407.2	$819.1	$705.0
Freight and delivery revenues	67.3	55.1	119.2	97.4

Total revenues	546.4	462.3	938.3	802.4

Cost of sales	351.2	301.2	642.1	563.2
Freight and delivery costs	67.3	55.1	119.2	97.4

Cost of revenues	418.5	356.3	761.3	660.6

Gross profit	127.9	106.0	177.0	141.8

Selling, general and administrative expenses	31.9	32.8	63.8	64.4
Research and development	0.2	0.2	0.3	0.3
Other operating (income) and expenses, net	(2.4)	(1.4)	(4.2)	(1.7)

Earnings from operations	98.2	74.4	117.1	78.8

Interest expense	10.7	10.7	21.5	21.0
Other nonoperating (income) and expenses, net	1.1	(0.3)	(1.3)	(0.6)

Earnings before taxes on income	86.4	64.0	96.9	58.4
Income tax expense	24.8	19.0	27.0	17.3

Earnings from continuing operations	61.6	45.0	69.9	41.1

Discontinued operations:
Loss on discontinued operations, net of related tax benefit of $0.0, $0.1, $0.5 and $1.2, respectively	(0.1)	(0.3)	(1.4)	(2.9)

Net Earnings	$61.5	$44.7	$68.5	$38.2

Net earnings per share:
Basic from continuing operations	$1.32	$0.94	$1.49	$0.85
Discontinued operations	—	(0.01)	(0.03)	(0.06)

	$1.32	$0.93	$1.46	$0.79

Diluted from continuing operations	$1.30	$0.93	$1.47	$0.84
Discontinued operations	—	(0.01)	(0.03)	(0.06)

	$1.30	$0.92	$1.44	$0.78

Dividends per share	$0.20	$0.18	$0.40	$0.36

Average number of shares outstanding:
Basic	46.6	48.2	46.8	48.3

Diluted	47.2	48.6	47.5	48.7

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MLM Reports Second-Quarter Results

August 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales:
Aggregates	$448.4	$378.6	$757.9	$650.0
Specialty Products	30.7	28.6	61.2	55.0

Total	$479.1	$407.2	$819.1	$705.0

Gross profit:
Aggregates	$123.2	$100.4	$166.9	$132.0
Specialty Products	4.7	5.6	10.1	9.8

Total	$127.9	$106.0	$177.0	$141.8

Selling, general, and administrative expenses:
Aggregates	$29.1	$30.2	$58.2	$59.2
Specialty Products	2.8	2.6	5.6	5.2

Total	$31.9	$32.8	$63.8	$64.4

Other operating (income) and expenses, net:
Aggregates	$(2.3)	$(1.6)	$(4.2)	$(2.2)
Specialty Products	(0.1)	0.2	—	0.5

Total	$(2.4)	$(1.4)	$(4.2)	$(1.7)

Earnings from operations:
Aggregates	$96.3	$71.8	$112.9	$75.0
Specialty Products	1.9	2.6	4.2	3.8

Total	$98.2	$74.4	$117.1	$78.8

Depreciation	$32.1	$30.3	$63.1	$61.2
Depletion	1.2	1.5	2.1	2.8
Amortization	1.1	1.4	2.5	2.8

	$34.4	$33.2	$67.7	$66.8

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$131.4	$107.6	$184.2	$142.1

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net Cash Provided by Operating Activities	$78.7	$68.5	$108.7	$51.9

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	13.8	11.7	26.1	56.5
Other items, net	3.3	(2.2)	1.4	(3.4)
Income tax expense	24.9	18.9	26.5	16.1
Interest expense	10.7	10.7	21.5	21.0

EBITDA	$131.4	$107.6	$184.2	$142.1

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MLM Reports Second-Quarter Results

August 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2005	2004	2004
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$81.4	$161.6	$85.8
Investments	10.0	—	—
Accounts receivable, net	282.8	219.6	256.7
Inventories, net	217.0	209.3	228.7
Other current assets	33.1	33.8	40.0
Property, plant and equipment, net	1,123.5	1,065.2	1,041.1
Other noncurrent assets	68.8	80.3	56.1
Intangible assets, net	589.7	586.1	598.9

Total assets	$2,406.3	$2,355.9	$2,307.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$0.9	$1.0	$1.0
Other current liabilities	228.6	202.8	205.5
Long-term debt (excluding current maturities)	711.5	713.7	713.2
Other noncurrent liabilities	326.8	285.0	259.5
Shareholders’ equity	1,138.5	1,153.4	1,128.1

Total liabilities and shareholders’ equity	$2,406.3	$2,355.9	$2,307.3

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MLM Reports Second-Quarter Results

August 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2005	2004
Net earnings	$68.5	$38.2
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	67.7	66.8
Gains on sales of assets	(0.4)	(3.6)
Other items, net	0.1	(0.9)
Deferred income taxes	(1.1)	7.9
Changes in operating assets and liabilities:
Accounts receivable, net	(63.3)	(25.2)
Inventories, net	(5.5)	(17.6)
Accounts payable	13.7	0.9
Other assets and liabilities, net	29.0	(14.6)

Net cash provided by operating activities	108.7	51.9

Investing activities:
Additions to property, plant and equipment	(101.3)	(70.3)
Acquisitions, net	(4.1)	(5.6)
Proceeds from divestitures of assets	20.9	26.1
Other investing activities, net	(10.0)	—

Net cash used for investing activities	(94.5)	(49.8)

Financing activities:
Repayments of long-term debt	(0.4)	(0.7)
Change in bank overdraft	(4.3)	(0.3)
Dividends paid	(18.7)	(17.3)
Repurchases of common stock	(81.1)	(25.0)
Issuance of common stock	10.1	1.9

Net cash used for financing activities	(94.4)	(41.4)

Net decrease in cash and cash equivalents	(80.2)	(39.3)
Cash and cash equivalents, beginning of period	161.6	125.1

Cash and cash equivalents, end of period	$81.4	$85.8

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MLM Reports Second-Quarter Results

August 1, 2005
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2005		June 30, 2005
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	7.8%	8.3%	7.6%	7.2%
Aggregates Division (3)	9.2%	8.2%	8.3%	7.3%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	55,411	51,404	94,197	87,571
Acquisitions	1,206	—	1,863	—
Divestitures (4)	37	467	70	1,180

Aggregates Division (3)	56,654	51,871	96,130	88,751

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.
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